Exhibit 99.1

STATEMENT BY ROB MCEWEN - CARTEL CONFUSION: CLARIFICATION OF STATEMENT

TORONTO, ONTARIO - (April 13, 2015) — “Responding to numerous media reports, I want to make it perfectly clear, that neither I nor any member of McEwen Mining’s (NYSE:MUX)(TSX:MUX) management team in Canada or in Mexico have had any regular contact with, or have any relationship with, cartel members.

On Thursday April 9, 2015 at 11:40 am EST I was interviewed on television by Andrew Bell of Business News Network about the recent gold theft from our El Gallo mine. During the interview, I was asked: “Is it a dangerous part of Mexico (at our mine site)?”

I answered: “It hasn’t been. I mean the cartels are active down there. Generally we have a good relationship with them.”

My answer was related to gaining access to properties we wish to explore. It is our policy to contact all property owners or impacted community members in an area to seek their permission and ascertain the appropriate timing to enter their properties to conduct mineral exploration. We respect their wishes as any good neighbor and responsible miner would.

Unfortunately, my use of the words, “good relationship”, was careless and has created the entirely false impression with Mexican media that we have regular contact with criminal elements in their society. This is simply not true. I wish to apologize sincerely for any misunderstanding my words may have caused.

I wish to acknowledge and thank the Mexican Federal and State governments, law enforcement agencies and the army for their immediate response to the theft. We will continue to cooperate with them fully.

Most importantly, I want to thank the many employees at our El Gallo Mine in Mexico. The last week has been a trying time for our company, but particularly for those employees directly impacted. Your professionalism, understanding and support of the investigation has been nothing short of outstanding” said Rob McEwen, Chief Owner, McEwen Mining.

A recording of the Business News Network interview can be found at http://www.bnn.ca/News/2015/4/9/Watch-Mark-McEwen-on-the-aftermath-of-a-Mexican-gold-heist.aspx.

About McEwen Mining (www.mcewenmining.com)

The goal of McEwen Mining is to qualify for inclusion in the S&P 500 by creating a profitable gold producer focused in the Americas. McEwen Mining’s principal assets consist of the gold/silver San José mine in Santa Cruz, Argentina (49% interest); the El Gallo complex in Sinaloa, Mexico; the Gold Bar project in Nevada, US; and the Los Azules copper project in San Juan, Argentina. McEwen Mining has 306 million shares fully diluted at April 13, 2015. Rob McEwen, Chairman and Chief Owner, owns 25% of the shares of the Company.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

Craig Stanley	Mailing Address
Vice President - Corporate Development	150 King Street West
Tel: (647) 258-0395 ext 410	Suite 2800,P.O. Box 24
Toll Free: (866) 441-0690	Toronto, Ontario, Canada
Fax: (647) 258-0408	M5H 1J9
E-mail: info@mcewenmining.com
Facebook: facebook.com/mcewenrob
Twitter: twitter.com/mcewenmining